Exhibit 10.25

Ref：(2010) Xin Kai Yin Zui Bao Zi No. 000040-3

Maximum Value Guarantee Contract

Prepared by: China CITIC Bank, Dalian Branch

Instruction

1.      The Contract herein shall be filled with dark blue or black-inked signature pen or pens.

2.      The Contract shall be completed in full with print letters.

3.      Currency type instead of its symbol shall be written in Chinese. When it relates to capital amount, currency type shall be added in front of capital letters, and currency symbol shall be added in front of small letters.

4.      Columns and blank spaces under Withdrawal Plan or Repayment Schedule shall be filled with fold lines and handwritten/stamping words “The blank is left intentionally”. Other unnecessary blank spaces may be crossed with “/”.

The Maximum Value Guarantee Contract (as the “Contract”) is made on April 6th 2010, at Rd. Renmin #29, Zhongshan District, Dalian, P.R.C., 116001.,

By and between

the Guarantors, Mr. Zheng Chuantao and Sun Lihua who live at #2-2-1 No.63 Zhongshan Road, Ganjingzi District, Dalian, P.R.C. (as “Guarantors”)

And

the Creditor, China CITIC Bank Dalian Branch who assigns Mr. Yu Wenbo as its legal representative and its principal place of business is Rd. Renmin #29, Zhongshan District, Dalian, P.R.C., 116001, phone 86-411-82821868 (as the “Creditor”).

In order to facilitate execution of multiple obligatory rights (as “principal claim”) between the Creditor and Dalian TOFA New Materials Development Co., Ltd. (as “Debtor”), the Guarantors are willing to provide maximum value guarantee to the Debtor. For the consideration of mutual premises, and in accordance with Contract Law of PRC and Guarantee Law of PRC and other laws and regulations, Guarantors and Creditor hereto agree as follow:

Article 1 Definition

Maximum value guarantee means the highest guarantee line agreed between guarantors and creditor against multiple debts incurred by Debtor. Guarantors shall provide such guarantee no higher than such line. Such highest line equals the total amount of unpaid liabilities (including contingent liabilities) Debtor shall pay to Creditor.

Article 2 Guaranteed Principal Claim

2.1 Guaranteed principal claim means a series of obligatory rights arising from Creditor extending a credit line to Debtor during the period as of April 6th 2010 till April 6th 2012. Those obligatory rights include but not limited to loans, notes, letter of guarantee, L/C and other banking services.

2.2 Guaranteed principal claim is up to RMB twenty million (20,000,000). If Guarantors performs its obligations stated in the Contract, the highest guarantee line will be lowered subject to Guarantors’ performance.

2.3 Within the abovementioned period and below highest guarantee line, any debt-related contracts, agreements and instruments made between Creditor and Debtor shall constitute the master contract over the Contract herein (as “Master Contract”).

Article 3 Guarantee

3.1 Guarantors shall bear joint obligations of guarantee. Creditor shall reserve the right to directly require Guarantors performing its obligations, provided that Debtor fails to execute all or part of a separate matured debt contemplated under the Master Contract.

3.2 If Debtor fails to execute its debt liabilities as agreed in the Master Contract, Creditor shall have the right to directly require Guarantors performing its obligations to an extent of its guarantee line, regardless of Creditor’s any other guarantees against debt under the Master Contract (including but not limited to warranties, pledge, mortgage, letter of guarantee, standing L/C and other forms of guarantee)

Article 4 Term

4.1 Guarantee term is two years as of the second anniversary date after maturity of liabilities specified under Debtor’s business contract. Guarantee term of each business contract shall be calculated separately.

4.2 If the debt is terminated in advance as (1) required by laws and regulations, (2) agreed under the Master Contract, or (3) Debtor and Creditor agree to do so, the date of such termination is the matured date of the debt.

4.3 If the subject contemplated under the Master Contract is in form of L/C, bank acceptance bills or letter of guarantee, the guarantee term lasts for two years as of the date of advanced payment. For installment in advance, the guarantee term commences as of the date of each installment.

Article 5 Guarantee Scope

5.1 The Contract shall cover the fees and expenses under the Master Contract, including principal, interest, punitive and compound interest, imbursement for contract violation, damages, and expenses for materializing debt rights (including but not limited to legal cost, arbitration, attorney fee no higher than 20% total principal claim, accommodation, assessment &evaluation, auction, disposal, transfer, property preservation, public disclosure and execution).

Article 6 Guarantors’ Representation and Warranties

6.1 Guarantors is a legal person incorporated under laws of P.R.C., of civil rights and behavioral competence, and independently liable to any civil duties. Guarantors has obtained necessary/lawful authorizations and approvals, from external or internal, to sign the Contract herein.

6.2 Guarantors fully understand and agree on all the terms and provisions set forth under the Master Contract. Guarantors provide such guarantee to Debtor at its discretion and all the presentations and statements made under the Contract are true or factual.

6.3 The guarantee contemplated hereunder shall neither bear any limits nor cause any illicit circumstances.

6.4 All the documentations, reports, representations provided by the Debtor are of effect, truth, accurateness, completeness and law-binding. Other than conditions Guarantors make written disclosure on to Creditor, Guarantors has no other material liabilities (including contingent liabilities), behaviors of contract violations, prosecution, arbitration or other significant events influential to Guarantors’ assets.

Article 7 Guarantors’ Rights and Obligations

7.1 Guarantors shall furnish Creditor with the instruments that are truth, effective and adequate to testify Guarantors’ identity.

7.2 If Guarantors makes changes to legal person name, legal representative, project director, principal place of business, telephone, fax and among others, Guarantors shall inform Creditor in written form seven (7) days after such change.

7.3 In case that Debtor fails to pay the principal and interest at the matured date or before as specified under the Master Contract, Creditor shall have the right to directly require Guarantors paying off the debt. Guarantors shall promise not to reject Creditor’s any payment claim with any reasons, and shall waive the defense right as defined in A22 Guarantee Law of PRC.

7.4 Guarantors shall be liable to provide its balance sheets and disclosures on any other guarantees it provide to third party. Also, Guarantors shall, at Creditor’s request, furnish the financial reports and documents that truly reflect financial standing, on a regular basis or from time to time.

7.5
Guarantors shall issue a written notice to the Creditor provided that throughout the term, there are any material changes in Guarantors’ operations including but not limited to stock conversion, reorganization, M&A, spin-off, joint capital, alliance, leasing, any change to Debtor’s scope of operation and registered capitals, or any capital transfer that materially hampers Guarantors’ capability of providing guarantees.

7.6
If Guarantors incurs events including but not limited to suspension, stoppage, bankruptcy, delinquency, revoke of business license, economic loss, lawsuits, arbitration, criminal affairs, and administrative punishment, thus hampering part or whole of capability of guaranteeing the loan, Guarantors shall issue a written notice to Creditor within three days upon the occurrence or possible occurrence of such event.

7.7	Guarantors shall not harm Creditor’s rights and interest provided that Guarantors intends to provide guarantees of any kind and of any nature to any other third party.

7.8
If any event specified under Article 7.5 and Article 7.6 occurs to Guarantors, Guarantors shall agree to reasonably execute all the obligations under the Contract and offer a detailed schedule for such execution.

7.9
If Debtor fails to pay all or part of the debts as stated in the Master Contract (including circumstances (1) required by laws and regulations, (2) agreed under the Master Contract, or (3) Debtor and Creditor agree to an early maturity of debt), and Creditor requires Guarantors to fulfill its obligations of guarantees, Guarantors shall, upon receiving Creditor’s written notice, timely materialize the payment at the amount/form  as required in the notice

7.10
If Guarantors fails to execute Article 7.9 and in order to settle the debt under the Master Contract, Guarantors shall authorize Creditor to (1) directly withdraw from any of bank account set in CITIC Bank; and/or (2) dispose Guarantors’ any property or property rights lawfully held and controlled by Creditor. Under conditions that Creditor is authorized to withdraw from Guarantors’ bank account and account currency is different from debt currency, then the currency shall be translated at the exchange rate announced by CITIC Bank at the exact withdrawal date.

7.11	Guarantors shall continue to assume the obligations as specified in Article 3 provided that any third person extends guarantees to the debt under the Master Contract.

Article 8

8.1 When Creditor transfers all the debt rights under the Master Contract to any third party, Guarantors shall be timely informed in written form upon signing the transferring contract.

8.2 If Creditor and Debtor agree to sign a particular contract in connection with the credit services contemplated under the Master Contract, Guarantors may not be informed of such deal.

8.3 If Debtor fails to pay all or part of the debts as stated in the Master Contract (including circumstances (1) required by laws and regulations, (2) agreed under the Master Contract, or (3) Debtor and Creditor agree to an early maturity of debt), Creditor shall have the right to require Guarantors to perform its obligations as set forth.

8.4 Creditor shall keep confidential all the files, documents and information provided by Guarantors, excluding conditions that laws and regulations require to disclose or make accessible.

Article 9 Violation

9.1 Parties hereto shall execute the Contract upon effect, or otherwise assume relevant liabilities for breaching the Contract.

9.2 If Guarantors provides inaccurate, untruthful, incomplete or intentionally misleading representations and warranties under Article 6, thus causing loss to Creditor, Guarantors shall bear the damages arising thereof.

9.3 In case that the Contract becomes null and valid by virtue of Guarantors’ fault, Guarantors shall cover Creditor’s loss up to its guarantee scope.

9.4 Throughout the term, Creditor shall have the right to ask Guarantors to fulfill obligations or employ applicable legal actions against Guarantors, Guarantors’ property or property rights in accordance with Article 7.9 and Article 7.10, provided that:

9.4.1 Any debt under the Master Contract is matured without full imbursement.

9.4.2 Creditor is not paid at the date (1) required by laws and regulations, (2) agreed under the Master Contract, or (3) Debtor and Creditor agree to an early maturity of debt;

9.4.3 Guarantors (1) incur significant economic loss, asset damages or assets damages due to guarantees, or other financial crisis, and (2) fail to provide guarantees, or provide unsatisfied guarantees.

9.4.4 Guarantors’ normal business course is distracted, due to (1) a significant operational or financial crisis incurring to Guarantors’ holding shareholders or affiliated companies, or (2) a material related-party transaction executed among Guarantors, Guarantors’ holding shareholders and affiliated companies; and Guarantors fails to provide guarantees, or provides unsatisfied guarantees.

9.4.5 There is adverse trend in Guarantors’ industry; and Guarantors fails to provide guarantees, or provides unsatisfied guarantees.

9.4.6 Guarantors’ senior managers are involved in corruptions, bribery, embezzlement or other illicit operational activities; and Guarantors fails to provide guarantees, or provides unsatisfied guarantees.

9.4.7 Guarantors violate the debt agreements entered with other Creditors; and Guarantors fails to provide guarantees, or provides unsatisfied guarantees.

9.4.8 Guarantors experiences shut-off, stoppage, delinquency, solvency, or delinquency of business license.

9.4.9 Guarantors violate Article 7.8 and fail to fulfill all the obligations under the Contract or the action plan in this regard fails to satisfy Creditor.

9.4.10 Guarantors incur any events that may threaten/hamper or possibly threaten/hamper Creditor’s rights and interest.

Article 10 Accumulation of Creditor’s Rights

Creditor’s rights and interest under the Contract shall be accumulated, free from relevance of any rights required by laws or contracts. Unless specified in Creditor’s written statement, Creditor’s any delayed execution, partial execution and non-execution of any rights shall neither constitute any waiver of all/partial rights, nor impact Creditor’s continued execution of such rights or other rights.

Article 11 Continuity of Obligation

Any obligations and joint liabilities under the Contract shall bear continuity, which legally binds Debtor’s successors, receivers, transferee and entities after Debtor’s M&A, reorganization or name change, free from any disputes, claims, prosecutions, superior’s orders, or any contracts or files signed between Principal Claim Contract Debtor and any other persons. Such obligations shall not be altered due to Debtor’s solvency, delinquency, disqualification, amended Article of Associations or other changes of any nature or of any kind.

Article 12 Other Agreed Items

None

Article 13 Governing Law

13.1 The Contract shall be governed by laws of Peoples’ Republic of China.

Article 14 Disputes

14.1 In case of any disputes arising from or related to the Contract, parties hereto shall settle the disputes on a friendly basis; otherwise either party may file a legal suit to the people’s court where Creditor is located.

Article 15 Force of the Contract

15.1 The Contract is independent from the Master Contract. For any reasons the Master Contract becomes null, the Contract shall remain in full force. Guarantors’ joint liabilities under the Contract shall cover Debtor’s contractual obligations upon the invalid Master Contract.

15.2 If a certain paragraph or content of a certain paragraph herein is deemed as ineffective by now or in the future, such paragraph or content shall not affect the legal power of Contract, other paragraphs or other content of such paragraph.

Article 16 Effect, Change and Termination

16.1 The Contract enters into full force upon signatures and seals attached by Guarantors’ legal representatives or authorized agents, and Creditor’s legal representatives, incumbent or authorized agents.

16.2 Unless otherwise specified herein, parties hereto shall not alter or revoke the Contract at its discretion, upon the Contract entering into force. For any changes or terminations, parties hereto shall agree and form a written supplement.

Article 17 Miscellaneous

17.1 For any unsettled matters hereunder, parties hereto may make supplemental agreements as attachment of the Contract. Any attachment, amendment, supplements to the Contract shall constitute each and any inseparable part of the Contract, each with equivalent legal force.

17.2 Any notices, requirements or other correspondences issued by Creditor to Debtor, including but not limited to telegraph, telex and facsimile, shall be deemed to be served to Debtor as soon as such notices, requirements or other correspondences are issued. The abovementioned correspondence in certified mail form shall be deemed to be served to Debtor at the third day upon such mailing day.

17.3 The Contract is made and executed in quadruplets, one for Guarantors and three for Creditor.

17.4 Creditor has employed reasonable measures to (1) request Debtor to notice, and (2) make full explanation to any terms and provisions in connection with exemption or limited obligations. Both parties hold no dissent on understanding of all the terms and provisions hereunder.

Debtor: (Seal)	Creditor: (Seal)

Legal Representative: /s/ Zheng Chuantao	Legal Representative: /s/ Yu Wenbo
/s/ Sun Lihua